Exhibit 10.17

O.I. Corporation Executive Incentive Plan
(Adopted March 9, 2010)

Mr. Lancaster, as CEO of OI, while actively employed by the Company and in addition to his Base Salary as defined separately in his employment agreement, shall be eligible to receive an annual performance-based cash bonus.  Such bonus shall be equal to 10% of Free Cash Flow in excess of $3,000,000 annually, as adjusted by a charge of 15% on any Incremental Investment Capital.  The charge for investment capital shall be applied annually year-over-year but shall be pro-rated based upon the month in which the invested capital is contributed by the Company.

“Free Cash Flow” refers to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”), less capital expenditures.

“Incremental Investment Capital” refers to capital invested subsequent to January 1, 2010 pursuant to approval of the Company’s Investment Committee for strategic initiatives, such as the acquisition of a business or product line.

The Committee has the discretion to exclude certain one time events such as the sale of assets from Cash Flows and to provide a discretionary bonus in addition to the Free Cash Flow based incentive.

The Plan does not provide for an award of options to purchase shares of the Company’s common stock.